Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our audit report dated March 22, 2016, on the financial statements of Alamos Gold Inc., which comprise the consolidated statements of financial position as at December 31, 2015 and December 31, 2014, the consolidated statements of comprehensive loss, changes in equity and cash flows for each of the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, which is incorporated by reference in this Registration Statement on Form F-10 of Alamos Gold Inc.

We also consent to the reference to our firm under the heading “Auditors, Transfer Agent and Registrar” in the preliminary prospectus which forms part of such Registration Statement.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

January 25, 2017

Toronto, Canada